SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                FORM 8-K

                             CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) June 13, 1996

                                Tracor, Inc.
          (Exact name of registrant as specified in its charter)


Delaware                         0-20227                  74-2618088
- --------                       -----------               -----------
(State or other                (Commission             (I.R.S. Employer
 jurisdiction of                File Number)         Identification No.)
 incorporation or
 organization)

                                Tracor, Inc.
                              6500 Tracor Lane
                             Austin, Texas 78725
                                 512/926-2800
                    (Name, address, and telephone number,
              including area code, of principal executive offices)

Item 2. Acquisition or Disposition of Assets.

On June 13, 1996 Tracor, Inc. ("Tracor") acquired substantially all of the assets of Westmark Systems, Inc. ("Westmark") (the "Transaction"). The assets consists of 978,458 shares of Tracor's Class A Common Stock, a Series B warrant to purchase 5,249,428 shares of Tracor Common Stock, with an exercise price of $4.42 per share, a Series C warrant to purchase 5,455,000 shares of Tracor Common Stock with an exercise price of $7.36 per share, certain minor real estate holdings and $10,165,000 cash. The Transaction was pursuant to an Acquisition Agreement dated March 12, 1996 (the "Agreement"). The Agreement was approved by the shareholders of Tracor at its annual meeting held on June 13, 1996. The consideration for the assets purchased was 8,267,435 shares of Tracor Common Stock and $10,165,000 of U.S. Government securities.

The Transaction is intended to qualify as a tax free "C" reorganization under Section 368(a)(1)(c) of the Internal Revenue
Code of 1986, as amended.

Upon the closing of the Transaction, Westmark adopted a plan of liquidation whereby the approximately 8.3 million shares of Tracor Common Stock received by Westmark as a result of this transaction, were distributed to Westmark's shareholders. Approximately 4.2 million of these shares are being included in an underwritten secondary offering.

Item 7.  Financial Statements and Exhibits

     (a) Exhibits

         (99)  June 18, 1996 Press Release

                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      TRACOR, INC.


Date: 21 June 1996                    By: /S/ WOODY ENDSLEY
                                          -----------------
                                          Woody Endsley
                                          Vice President